Exhibit 99.1

Wally Ruiz Joins Inuvo as Chief Financial Officer

Clearwater, FL, June 02, 2010 – Inuvo™, Inc. (NYSE Amex: INUV), a company focused on bringing the power of predictive modeling to the world of performance-based advertising, announces that Wally Ruiz has been appointed Chief Financial Officer effective June 1, 2010.

Mr. Ruiz joins Inuvo with a strong record of building start-up, turnaround and fast-growth organizations within the technology, healthcare, manufacturing, retail and energy industries.

Mr. Ruiz most recently served as Senior Vice President, Chief Financial Officer and Treasurer of SRI Surgical Express, Inc., a provider of central processing and supply chain management services to hospitals and surgery centers across the United States. There, he was a key member of the team driving the turnaround of this $100 million enterprise.

Previously, Mr. Ruiz served as Senior Vice President, Chief Financial Officer and Treasurer of Novadigm, Inc., where as a member of the executive management team he ushered this start up through an IPO and its eventual sale to Hewlett-Packard. He was Vice President, Chief Financial Officer and Treasurer at Unisa Holdings where he was recruited to restructure the company, a major international designer, manufacturer, wholesaler, and retailer of women’s fashion footwear owned by Bear Stearns private equity group.

Additional experience at companies such as Luria’s, a $300 million retail chain; Tropigas International Corporation, a $150-million multinational markerter of LP-gas and appliances; and General Mills, Inc., has provided Ruiz with considerable expertise in the areas of public finance, SEC requirements, governance, acquisitions and the negotiation of credit facilities.  He has proven his ability to implement large-scale IT projects and develop relationships with banks and partners to ensure financial stability—all key to Inuvo’s success.

Mr. Ruiz began his career with Ernst & Young, where he managed audit and IT engagements in multiple industries for Fortune 500 companies and private foundations.

Receiving his Bachelor of Science degree in Computer Science from St. John’s University and his MBA from Columbia University, Mr. Ruiz is also a Certified Public Accountant and Certified Information Technology Professional.

“Wally is a performance-based executive with experience at both private and public companies,” said Richard Howe, Chief Executive Officer of Inuvo. “His solid track record of success at companies in their startup, turnaround and growth phases aligns well with Inuvo.”

Commenting on his appointment, Mr. Ruiz stated, "This is a great time to be part of the online advertising market. With our technology solutions and robust analytics, our company is strategically positioned to grow its share of this $60 billion market. I am looking forward to working with the team to maximize this very significant market opportunity for Inuvo."

About Inuvo™, Inc.

Inuvo is focused on simplifying the world of online performance-based advertising by incorporating data and analytics. By using the Inuvo Platform, advertisers and publishers directly connect within a secure fraud-protected marketplace where actions can come from search, affiliate, display or email marketing channels. To find out more about how you can work with Inuvo and the Inuvo Platform, please visit http://www.inuvo.com.

Comparable companies include: ValueClick, Inc. (VCLK), Marchex, Inc. (MCHX), InterCLICK, Inc. (ICLK), LookSmart, Ltd. (LOOK), and Local.com Corp. (LOCM).

Contact

Inuvo, Inc.
Melissa Witt, Director of Marketing
727-324-0211 x2171
melissa.witt@inuvo.com

Investor Relations
Genesis Select Corporation
Budd Zuckerman, President
303-415-0200 ext 106
bzuckerman@genesisselect.com